UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2005

UNION CARBIDE CORPORATION
(Exact name of registrant as specified in its charter)
New York (State or other jurisdiction of incorporation)	1-1463 (Commission File Number)	13-1421730 (IRS Employer Identification No.)

400 West Sam Houston Parkway South, Houston, TX 77042
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(713) 978-2016

Not applicable
(Former name or former address, if changed since last report.)

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2005, Honeywell Specialty Materials LLC, a wholly-owned subsidiary of Honeywell International Inc. ("Purchaser"), and Catalysts, Adsorbents and Process Systems, Inc., a wholly-owned subsidiary of Union Carbide Corporation (which is a wholly-owned subsidiary of The Dow Chemical Company) ("Seller"), entered into a definitive agreement pursuant to which Purchaser will acquire Seller's 50% membership interest in UOP LLC ("UOP") for a purchase price equal to $825 million plus or minus 50% of UOP's net cash (cash and cash equivalents, less outstanding indebtedness) at closing. The transaction, which is subject to regulatory review, is expected to be completed in the fourth quarter of 2005. Following completion of the transaction, Purchaser will own 100% of the membership interest in UOP.

UOP, a joint venture of Purchaser and Seller (or affiliates thereof) since August 1988, is a leading international supplier and licensor of process technology, catalysts, process plants and consulting services to the petroleum refining, petrochemical and gas processing industries. UOP had approximately $1.2 billion of sales in the fiscal year ended December 31, 2004.

The Dow Chemical Company issued a press release today regarding this transaction, a copy of which is furnished as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits

The following exhibit is filed as a part of this report:

Exhibit No. 99

News Release: Dow Announces the Sale of its 50 Percent Interest in UOP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 3, 2005

UNION CARBIDE CORPORATION

By: /s/ Frank H. Brod

Name: Frank H. Brod

Title: Corporate Vice President and Controller

The Dow Chemical Company

Authorized Representative of

Union Carbide Corporation

EXHIBIT INDEX

EXHIBIT NO. 99 DESCRIPTION

Dow Announces the Sale of its 50 Percent Interest in UOP

EXHIBIT 99

The Dow Chemical Company
Investor Relations
Midland, MI 48674

Media Contact:                Analyst Contact:
Chris Huntley                    John Wilson
The Dow Chemical Company         The Dow Chemical Company
989-636-2876                     989-636-1375

MIDLAND, Mich (October 3, 2005)  The Dow Chemical Company (Dow) announced today that its wholly-owned subsidiary, Union Carbide Corporation, has agreed to the sale of its indirect 50 percent interest in UOP LLC to Honeywell. Honeywell currently owns the remaining 50 percent interest in UOP. The sale price is $825 million plus or minus half of the net cash in the venture at closing.

The transaction, which is subject to regulatory review, is expected to close in the final quarter of 2005.

Announcing the sale, Dow Chief Executive Officer, Andrew Liveris, explained that despite the success of the joint venture with Honeywell, UOP is not considered strategic to Dow's future growth agenda.

"This is a good business and one that has made a steady contribution to Union Carbide and to Dow for a number of years," he explained. "As we move forward with our strategic agenda, however, we believe that our goal of maximizing the value of the business to Dow is best realized through this sale to our joint venture partner."

UOP has been a joint venture between UCC and Honeywell since August 1988. It is a leading international supplier and licensor of process technology, catalysts, process plants and consulting services to the petroleum refining, petrochemical and gas processing industries. The company employs about 3,000 people at its facilities in the United States, Europe and Asia and last year had sales of approximately $1.2 billion.

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $40 billion, Dow serves customers in 175 countries and a wide range of markets that are vital to human progress: food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 43,000 employees seek to balance economic, environmental and social responsibilities.

References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. Union Carbide Corporation is a wholly owned subsidiary of The Dow Chemical Company.